Exhibit 10.7

June 10, 2008

Mr. Joseph F. Army

7 Finn Ave.

Newfields, NH 03856

Dear Joe:

This Agreement between you and Salient Surgical Technologies, Inc., formerly named and known as TissueLink Medical, Inc., (the “Company”), effective as of the date first written above (the “Effective Date”), amends in part and restates that certain letter agreement of employment between you and the Company dated as of January 22, 2008, that resulted from your promotion to President and Chief Executive Officer (“CEO”) of the Company (the “Original Agreement”), as follows:

1. Position and Duties.

(a) Except as otherwise expressly provided herein, this Agreement setting forth the terms and conditions of your employment as President and CEO of the Company shall be effective as of the date on which it is signed by the second of the parties hereto (the “Effective Date”). Your employment with the Company in that position will be on a full-time basis. In addition, you may be asked from time to time to serve as a director or officer of one or more of the Affiliates of the Company without further compensation. (The term “Affiliates” is defined in the definitional section below.)

(b) You agree to perform the duties of your position and such other duties as may reasonably be assigned to you from time to time by the board of directors of the Company (the “Board”) or a member or committee of the Board delegated by the Board to represent it (a “Board representative”). You also agree that, while employed by the Company, you will devote your full business time and your best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of your duties and responsibilities for them. You may hold membership on the board of directors of other organizations, provided that you have the prior approval of the Board and provided further that such memberships do not, individually or in the aggregate, conflict or otherwise interfere with your duties and responsibilities to the Company and its Affiliates. During your employment, you may engage in passive management of your personal investments and in such community and charitable activities as do not individually or in the aggregate give rise to a conflict of interest or otherwise interfere with your performance of your duties and responsibilities for the Company and its Affiliates. You agree not to engage in any other business activity, however, without the express prior written approval of the Board, it also being agreed that, if the Board subsequently determines that any previously approved activity detracts from your performance or gives rise to a conflict of interest, you will cease such activity promptly following notice from the Company.

2. Compensation and Benefits. During your employment hereunder, as compensation for all services performed by you for the Company and its Affiliates, the Company will provide you the following pay and benefits:

(a) Base Salary. The Company will pay you a base salary at the rate of $290,000.00 per year, payable in accordance with the regular payroll practices of the Company and subject to increase from time to time by the Board in its discretion.

(b) Cash Bonus Compensation. For each fiscal year completed during your employment under this Agreement, you will have the opportunity to earn an annual cash bonus (an “Annual Bonus”). Your target bonus will be 40% percent of base salary. Annual Bonus awards are determined by the Board, based on your performance and that of the Company against goals established annually by the Board after consultation with you. Any Annual Bonus awarded you will be payable following the close of the fiscal year for which the Annual Bonus was awarded and no later than two and one-half months following the close of such fiscal year. Except as otherwise provided in this Agreement, you must be employed on the last day of the fiscal year in order to be eligible to earn an Annual Bonus for that fiscal year. For the avoidance of doubt, the opportunity to earn the Annual Bonus (and the opportunity to earn the bonus equity grants described in Section 3(c)(ii) below), are provided to you in lieu of, and not in addition to, the opportunity to participate in any bonus or other incentive compensation program that may be made available to other executives of the Company generally.

(c) Equity Participation.

(i) Promotional Grant. In addition to any options to purchase Company stock granted you prior to your promotion to President and CEO, the Board has previously approved and you have been granted an option to purchase 1,850,000 common shares of the Company at an exercise price equal to fair market value on the date of grant.

(ii) Bonus Equity Grants. During each of fiscal year 2007 and fiscal year 2008, you will have an opportunity to earn a bonus in the form of a stock option. Your target bonus shall be 200,000 shares of common stock. The amount of the stock option grant, if any, shall be determined by the Board, based on your performance and that of the Company against goals established by the Board or its Compensation Committee, after consultation with you.

(iii) Generally Applicable Terms. Any option or options granted you under Section 2(c) shall be subject to any applicable stock option plan, option certificate, option holder and shareholder agreements and other restrictions and limitations generally applicable to equity held by Company employees or otherwise required by law as well as any terms, including without limitation, restrictions imposed by the Board on such options specifically. You will not be eligible to receive any stock options, restricted stock or other equity of the Company, however, whether under an equity incentive plan or otherwise, unless expressly authorized for you individually by the Board or a designated committee thereof.

(iv) Effect of a Change of Control. In the event of a Change of Control, as defined below, absent a written agreement to the contrary between you and the Company (or its successor or the acquirer of its assets), any stock options granted to you (whether pursuant to this Section 2(c) or otherwise) that are outstanding and unvested immediately prior to the consummation of the Change of Control shall not accelerate in connection with the consummation of such Change of Control, but shall, subject to the consummation of such Change of Control, be assumed by the survivor of the Change of Control or an Affiliate of the survivor or such survivor or its Affiliate shall grant you a replacement award, which assumed stock options or replacement award shall vest in four (4) equal tranches on the last day of each successive three-month period during the twelve (12) months immediately following the Change of Control; provided that, in order to be eligible for such vesting, you must be employed by the survivor of such Change of Control on the vesting date. The provisions of this Section 2(c)(iv) shall apply to all such outstanding options without regard to any contrary provisions set forth in the terms of such option or any plan under which such options were granted.

(d) Participation in Employee Benefit Plans. During your employment under this Agreement, you will be entitled to participate in all “Employee Benefit Plans,” as that term is defined in Section 3(3) of ERISA, including welfare plans and pension plans, as from time to time in effect for executives of the Company generally, except to the extent any of the Employee Benefit Plans is duplicative of a benefit otherwise provided to you under this Agreement (e.g., a severance pay plan). Your participation will be subject to the terms of the applicable Employee Benefit Plan documents and generally applicable Company policies, as from time to time in effect.

(e) Paid Time Off. You will be entitled to earn up to five (5) weeks of paid time off (“PTO”) per year, in addition to holidays observed by the Company. PTO may be taken at such times and intervals as you shall determine, subject to the business needs of the Company and prior notice of your intended absence to the Board or the designated Board representative. Your accumulation of PTO, if any, and any final PTO pay to which you may be entitled at the time employment terminates will be governed by generally applicable Company policies.

(f) Business Expenses. The Company will pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as it may specify from time to time.

3. Termination of Employment. Your employment under this Agreement shall continue until terminated pursuant to this Section 3.

(a) By You. You may terminate your employment hereunder at any time, with or without good reason, with thirty (30) days’ notice to the Company. The Board or a designated Board representative may elect to waive the period of notice, or any portion of it, and, if the Board so elects, the Company will pay you your base salary for the initial thirty (30) days of the notice period or for any remaining portion thereof.

(b) By the Company. (i) The Company may terminate your employment hereunder for Cause upon notice to you. The following, as determined in the reasonable judgment of the Board, shall constitute Cause for termination: (A) your failure to perform (other than by reason of disability) or negligence in the performance of your duties and responsibilities for the Company or any of its Affiliates if that failure or neglect remains uncured or continues after thirty (30) days’ notice from the Company specifying in reasonable detail the nature of such failure or negligence; (B) your material breach of this Agreement or any other agreement between you and the Company or any of its Affiliates; (C) your fraud, embezzlement or other dishonesty with respect to the Company or any of its Affiliates; (D) your charge, indictment or conviction of or plea of nolo contendere to a felony or other crime involving moral turpitude; (E) your willful misconduct (including violations of Company policies, for example policies concerning insider trading, sexual harassment and the Company’s Code of Conduct); (F) your material breach of your fiduciary duty; or (G) your failure to cooperate, if requested by the Board, with any investigation or inquiry into your or the Company’s business practices, whether internal or external, including but not limited to your failure to be deposed or to provide testimony at any inquiry or trial. (ii) The Company also may terminate your employment at any time other than for Cause upon notice to you.

(c) Death or Disability. This Agreement shall automatically terminate in the event of your death during employment hereunder. In the event you become disabled during employment and, as a result, are unable to continue to perform substantially all of your duties and responsibilities under this Agreement, the Company will continue to pay you your base salary and to provide you benefits in accordance with Section 2(d) above, to the extent permitted by plan terms, for up to twelve (12) weeks of disability during any period of three hundred and sixty-five (365) consecutive calendar days or, if less, until you become eligible for benefits under any disability plan in which you are a participant as a result of your employment. If you are unable to return to work after twelve (12) weeks of disability, the Company may terminate your employment upon notice to you (such termination, however, is not automatic and in the discretion of the Board or its designated representative such termination may be delayed, based on your prognosis for recovery and other relevant factors). If any question shall arise as to whether you are disabled to the extent that you are unable to perform substantially all of your duties and responsibilities for the Company and its Affiliates, you shall, at the Company’s request, submit to a medical examination by a physician selected by the Company to whom you or your guardian, if any, has no reasonable objection to determine whether you are so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such a question arises and you fail to submit to the requested medical examination, the Company’s determination of the issue shall be binding on you.

(d) Following a Change of Control. In the event of a Change of Control, as defined below, you may terminate your employment hereunder for good reason by providing notice to the Company setting forth in reasonable detail the condition giving rise to good reason for termination no later than thirty (30) days following the occurrence of the condition; by giving the Company thirty (30) days to remedy the condition; and, if the Company fails to remedy the condition within that time, by terminating employment for good reason within sixty (60) days thereafter by notice that sets forth in reasonable detail the un-remedied condition that constitutes good reason for such termination. You will have good reason for termination if any one or more of the following events occurs without your consent following consummation of a Change of Control: (i) the material breach of this Agreement by the Company; (ii) a material diminution of any of your significant duties, responsibilities or authority, provided, however, that the Company’s failure to continue your appointment or election as a director or officer of any of its Affiliates, a change in reporting relationships resulting from the direct or indirect control of the Company (or a successor) by another entity and any diminution of the business of the Company or any of its Affiliates or any sale or transfer of equity, property or other assets of the Company or any of its Affiliates shall not constitute “good reason”; (iii) any reduction in or failure to pay your base salary or any reduction in your Annual Bonus opportunity (i.e., a reduction in your target bonus); or (iv) a relocation of your primary worksite more than thirty-five (35) miles from its then-current location.

4. Matters Related to Termination.

(a) Final Compensation. In the event of termination of your employment while you are employed under this Agreement, the Company shall pay to you (or, in the event of your death, to your estate) (i) any base salary earned during the final payroll period of your employment, through the date of termination, but unpaid on the date of termination, (ii) pay for any PTO earned but not used through the date of termination, determined in accordance with generally applicable Company policies then in effect, (iii) any Annual Bonus awarded for the fiscal year preceding that in which termination occurs, but unpaid on the date of termination and (iv) any business expenses incurred by you but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within sixty (60) days of termination and that such expenses are reimbursable under Company policy

(all of the foregoing, “Final Compensation”). Except as otherwise expressly provided in Section 4(b), immediately below, the Company shall have no further obligation to you or your estate under this Agreement.

(b) Severance Benefits. In the event of termination of your employment by the Company other than for Cause under Section 3(b)(ii) hereof or in the event, following a Change of Control, you terminate your employment for good reason in accordance with Section 3(d) of this Agreement, the Company, in addition to Final Compensation, shall provide you the following (in the aggregate, the “Severance Benefits”): (i) the Company will pay you, as severance pay, your base salary for the period of twelve (12) months from the date of termination; (ii) the Company will continue to contribute to the premium cost of your participation and that of your eligible dependents in the Company’s group health and dental plans until the expiration of the period of twelve (12) months immediately following the date your employment terminates or until the date you become eligible for coverage under the health or dental plan of another employer, whichever occurs first, provided that you are eligible and elect to continue such participation under the federal law generally known as COBRA or other applicable law and under plan terms; that you pay the remainder of the premium cost by payroll deduction; and that you notify the Company promptly if you become eligible for participation in the health or dental plan of another employer prior to the expiration of twelve (12) months following the termination of your employment with the Company; (iii) the Company will pay you an Annual Bonus for the fiscal year in which the termination of your employment occurs, determined by multiplying the Annual Bonus you would have received had you continued employment through the last day of that fiscal year (based on your actual performance and that of the Company for such fiscal year) by a fraction, the numerator of which is the number of days you were employed during the fiscal year, through the date your employment terminated, and the denominator of which is 365 (a “Final Pro-Rated Bonus”), which Final Pro-Rated Bonus will be payable on the later to occur of the date annual bonuses are paid to Company executives generally and the date the first installment of severance pay is due to you hereunder; and (iv) any stock options granted you by the Company during your employment that have vested, but remain unexercised on the date your employment terminates may be exercised by you at any time from the effective date of the Employee Release (defined below) until the later of the last day of the calendar year in which your employment terminates or that date which is ninety (90) days following the date on which your employment terminates (or the 10th anniversary of the grant date of such option, if earlier). Such stock options shall otherwise be governed by the applicable stock option plan and by any other agreements or requirements applicable to the stock options. Any obligation of the Company to provide you the Severance Benefits is conditioned, however, on your signing a timely and effective release of claims in the form attached to this Agreement as Exhibit A (the “Employee Release”) and on your continued full compliance with your obligations under the agreement captioned “Agreement With Respect To Competition and Solicitation of Customers” which you signed on January 30, 2003 (the “Non-Competition Agreement”) and the agreement captioned “Confidentiality, Non-Disclosure and Non-Circumvention Agreement” which you signed on September 27, 1999 (the “Confidentiality

Agreement”). All severance pay will be in the form of salary continuation payable in accordance with the normal payroll practices of the Company and will begin at the Company’s next regular payroll period which is at least five (5) business days following the later of the effective date of the Employee Release or the date the Employee Release, signed by you, is received by the Company, but shall be retroactive to the day immediately following the date your employment terminates. The Employee Release creates legally binding obligations and the Company advises you to seek the advice of an attorney before signing it.

(c) Acceleration of Option Vesting. In addition to any Final Compensation and Severance Benefits to which you are entitled, in the event that your employment under this Agreement is terminated by the Company other than for Cause, or by you for good reason, within twelve (12) months following the consummation of a Change in Control, then, notwithstanding anything to the contrary in Section 2(c)(iv) or Section 4(b)(iv) hereof, and provided that you sign and return a timely and effective Employee Release, any stock option granted you in connection with your employment that is outstanding and unvested on the date your employment so terminates shall vest on that date; shall become exercisable on the later of the effective date of the Employee Release or the date the Employee Release, signed by you, is received by the Company; and shall remain exercisable for the remainder of the exercise period set forth in the terms and conditions applicable to such stock options. All other terms and conditions applicable to such stock option, as in effect immediately prior to such termination, shall remain in full force and effect.

(d) Timing of Payments. If at the time of your separation from service you are a “specified employee,” as defined herein, any and all amounts payable under Section 4(b) in connection with such separation from service that constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”), as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six (6) months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six (6) months. For purposes of this Section 4(c), “specified employee” means an individual determined by the Company or its delegate to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special effective rules prescribed in Section 1.409A-1(i) of the Treasury Regulations for purposes of determining “specified employee” status. Any such written election shall be deemed part of this Agreement.

(e) Status of Participation in Benefits and Equity. Except for any right you or your eligible dependents may have under the federal law known as “COBRA” to continue participation in the Company’s group health and dental plans, your participation in Employee Benefit Plans shall terminate in accordance with the terms thereof, based on the date of termination of your employment, without regard to any payments to you following termination. Any stock options granted to you by the Company, pursuant to this Agreement or otherwise, shall be governed by their terms.

(f) Termination of Employment and Separation from Service. All references in this Agreement to “termination of employment” or “separation from service,” and correlative terms, that result in the payment or vesting of any amounts or benefits that constitute “nonqualified deferred compensation” within the meaning of Section 409A shall be construed to require “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election shall be deemed part of this Agreement.

(g) Survival. Provisions of this Agreement shall survive any termination if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions.

5. Definitions. For purposes of this Agreement, the following definitions apply:

(a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with a specified person or entity, where control may be by management authority, equity interest or otherwise.

(b) “Change of Control” means any of the occurrence after the Effective Date of any of the following events: (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shares of the Company outstanding immediately prior to such transaction (or the shares of the surviving corporation issued in respect of the shares of the Company outstanding immediately prior to such transaction) do not, immediately after such transaction, represent more than fifty percent (50%) of the outstanding voting power of the surviving corporation or entity; (ii) any other transaction or series of related transactions engaged in by the Company or holders of the Company’s voting securities in which more than 50% of the Company’s voting power is transferred, except in connection with a public offering of securities of the Company or other equity financing; or (iii) a sale or transfer of all or substantially all of the assets of the Company.

(c) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

6. Conflicting Agreements. You hereby represent and warrant that your signing of this Agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound and that you are not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of your obligations under this Agreement. You agree that you will not disclose to or use on behalf of the Company any proprietary information of a third party without that party’s consent.

7. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

8. Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to one of its Affiliates or to any Person with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.

9. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

10. Miscellaneous. This Agreement sets forth the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment; provided, however, that this Agreement shall not supersede the Non-Competition Agreement, the Confidentiality Agreement, any agreement between you and the Company with respect to its securities or any loan outstanding to you from the Company or any of its Affiliates or any of the Employee Benefit Plans, all of which shall remain in full force and effect in accordance with their terms, and provided further that this Agreement does not constitute a waiver by the Company of any right it now has or might now have under the Original Agreement with respect to events occurring prior to the Effective Date. With respect to the Non-Competition Agreement and the Confidentiality Agreement, it is acknowledged and agreed that any and all references therein to “Virtuel Medical Devices, Inc.”, “TissueLink Medical, Inc.” or the “Company”, as the case may be, are references to Salient Surgical Technologies, Inc. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized Board representative. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a New Hampshire contract and shall be governed and construed in accordance with the laws of the State of New Hampshire, without regard to the conflict of laws principles thereof.

11. Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national carrier or deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chairman of the Board, or to such other address as either party may specify by notice to the other actually received.

If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me no later than June 30, 2008. At the time you sign and return it this letter will take effect as a binding agreement between you and the Company on the basis set forth above. The enclosed copy is for your records.

Sincerely yours,

Jay W. Schmelter

Chairman of the Board

Accepted and Agreed:

Signature:	/s/ Joseph F. Army
Joseph F. Army

Date signed:	June 12, 2008

Exhibit A

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the benefits to be provided me in connection with the termination of my employment, as set forth in the amended and restated employment agreement between Salient Surgical Technologies, Inc. (the “Company”) and me dated as of June 10, 2008 (the “Agreement”), which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, I, Joseph F. Army, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with me, hereby release and forever discharge the Company and its Affiliates (as that term is defined in the Agreement) and all of their respective past, present and future officers, directors, shareholders, employees, agents, general and limited partners, members, managers, joint ventures, representatives, successors and assigns, and all others connected with any of them (all of the foregoing, the “Company Released”), both individually and in their official capacities, from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment by the Company or any of its Affiliates or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act and the fair employment practices statutes of the state or states in which I have been employed by the Company or any of its Affiliates, each as amended from time to time).

Excluded from the scope of this Release of Claims, however, is (i) any cause of action, right or claim arising under the terms of the Agreement after the effective date of this Release of Claims and (ii) any right of indemnification or contribution that I have pursuant to the Articles of Incorporation or By-Laws of the Company.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days from the date my employment with the Company terminates. I also acknowledge that I have been advised by the Company in the Agreement to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to Richard Altieri, Chief Financial Officer, at Salient Surgical Technologies, Inc., Suite 400, One Washington Center, Dover, NH 03820 or to such other address as the Company may specify and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims as of the date written below.

Signature:
Joseph F. Army

Date Signed: